UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 11, 2021

Citigroup Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

388 Greenwich Street, New York, NY (Address of principal executive offices)		10013 (Zip Code)

(212) 559-1000

(Registrant's telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 formatted in Inline XBRL: See Exhibit 99.1

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

CITIGROUP INC.

Current Report on Form 8-K

Item 8.01. Other Events.

On February 11, 2021 (the Grant Date), the Personnel and Compensation Committee of the Citigroup Inc. Board of Directors (the Compensation Committee) approved incentive compensation awards for 2020 performance to Citi CEO Michael L. Corbat.

In setting Mr. Corbat’s incentive compensation for 2020, the Compensation Committee considered:

●	The massive impact of COVID-19, including the widespread public health implications and extraordinary effect on macroeconomic conditions in the U.S. and around the world.
●	The successful transition in the leadership of Citi’s Executive Management Team, with Jane Fraser succeeding Mr. Corbat as Citi Chief Executive Officer.
●	Financial results that demonstrated the significant earnings power and operational resilience of the franchise, despite the challenging environment.
●	Market levels of pay as well as individual performance in respect of four performance pillars – Financial, Leadership, Client and Franchise, and Risk and Control - under Citi’s approach to determining executive compensation.
●	The following 2020 financial performance highlights:
➢	Net income of $11.4 billion on revenues of $74.3 billion, compared to net income of $19.4 billion on revenues of $74.3 billion in 2019.
➢	Earnings per share of $4.87, down 39% from the prior year, compared to $8.04 per share for 2019. Citi’s earnings were substantially reduced by a higher allowance for credit loss (ACL) build (approximately $9.8 billion) during the year under the CECL standard.
➢	Revenues that were largely unchanged compared to the prior year as strong performance in fixed income markets, equity markets, investment banking and the private bank in Institutional Clients Group (ICG) offset the impact of lower interest rates across Citi, as well as the impact of lower customer activity in Global Consumer Banking (GCB).
➢	The return of $7.2 billion of capital to common stockholders through share repurchases and dividends. Citi repurchased approximately 41 million shares contributing to a 7% reduction in average outstanding common shares from the prior year.
➢	Maintenance of a strong capital and liquidity position with a CET1 Capital ratio of 11.8% and LCR of 118%.
➢	An increase in book value per share during each quarter of 2020.

In determining executive incentive compensation awards, the Compensation Committee reduced Mr. Corbat’s incentive compensation award based on its assessment of his performance in respect of risk and control concerns that underlie Consent Orders that were entered into during 2020 between Citi and the Federal Reserve Board and the Office of the Comptroller of the Currency, and to reflect a one-time shared responsibility adjustment which impacted the Executive Management Team for such concerns.

The Compensation Committee determined that Mr. Corbat’s annual compensation for 2020 is $19.035 million, consisting of his previously established base salary of $1.5 million and a total incentive award of $17.535 million, which represents a reduction of 20.7% compared to 2019. As in past years, the CEO total incentive award was delivered in a mix of cash, deferred stock awarded under Citi’s Capital Accumulation Program (CAP), and Performance Share Units (PSUs).

CEO Compensation for 2020
Element	Form	Amount
Base Salary	Cash	$1.5 million
Cash Incentive	Cash (30% of total incentive award)	$5.260 million
Deferred Incentive	Deferred Stock (35% of total incentive award) Vests ratably over 4 years subject to performance conditions	$6.137 million
	Performance Share Units (35% of total incentive award) Vests based on equally weighted return on tangible common equity and tangible book value per share performance over 3 years	$6.137 million
Total		$19.035 million

Consistent with prior years, the number of shares of deferred stock granted was determined by dividing the nominal amount awarded in deferred stock by the average of the closing prices of Citi common stock in the five business days immediately preceding the Grant Date ($63.076). The target number of PSUs was also determined by dividing the nominal amount awarded as PSUs by the same five-day average price.

Additional information regarding Citi’s incentive compensation programs, including an explanation of the material elements of the compensation for 2020 awarded to Mr. Corbat and the other named executive officers, will be presented in Citi’s 2021 Proxy Statement, which is expected to be filed with the U.S. Securities and Exchange Commission in March 2021.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number

99.1	Citigroup Inc. securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 as of the filing date.
104.1	See the cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIGROUP INC.

Date: February 12, 2021
	By:	/s/ Rohan Weerasinghe
Rohan Weerasinghe
General Counsel and Corporate Secretary